Exhibit 107

Calculation of Filing Fee Table

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

(Form Type)

Presidio Property Trust, Inc.

(Exact Name of Registrant As Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
	Newly Registered Securities
Fees to Be Paid	Equity	Common Stock	457(c) and (h)	337,864	(2)	$3.91	(3)	$1,321,048.24	0.00013810	$182.44

Fees Previously Paid	-	-	-	-		-		-	-
	Total Offering Amounts							$1,321,048.24	-	$182.44
	Total Fees Previously Paid							$-	-	$-
	Total Fee Offsets							-	-	$-
	Net Fees Due							$-	-	$182.44

(1)	Pursuant to Rule 416(a) promulgated under the U.S. Securities Act of 1933, as amended, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(2)

Includes 23,494 shares of common stock reserved for future issuance under the Second Amended and Restated Presidio Property Trust, Inc. 2017 Incentive Award Plan (the “Plan” and 337,864 “restricted securities” and/or “control securities” (as such terms are defined in Section C of the General Instructions to Form S-8) issued or issuable under the Plan.

(3)	Estimated solely for the purpose of calculating the registration fee under Rule 457(c) and (h) of the Securities Act on the basis of the average of the high and low sales price per share of common stock as reported on the Nasdaq Capital Market on December 3, 2025, as reported on the Nasdaq Capital Market.